CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 20, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in AVX Corporation’s Annual Report on Form 10‑K for the year ended March 31, 2016.

/s/ PricewaterhouseCoopers LLP

Nashville, TN

February 9, 2017